Exhibit 10.5

EMPLOYEE LEASING AGREEMENT

This EMPLOYEE LEASING AGREEMENT (“Agreement”) is made as of the 20th day of November, 2008 and effective as of the Closing Date subject to consummation of the Closing, between RESIDENTIAL CAPITAL, LLC, a limited liability company organized under the laws of Delaware (“ResCap”), and RESMOR TRUST COMPANY, a Canadian federally incorporated trust company (“RTC”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, ResCap is the indirect parent of GMAC Residential Funding of Canada, Limited, a company organized under the laws of Canada (“RFOC”);

WHEREAS, prior to the Closing Date, RFOC owned all of the issued and outstanding shares (the “1020491 Shares”) of 1020491 Alberta Ltd., a corporation existing under the laws of Alberta (“1020491”);

WHEREAS, prior to the Closing Date, RFOC and 1020491, together owned all of the shares (the “RCC Shares”) of RESMOR CAPITAL CORPORATION, a corporation existing under the laws of Alberta (“RCC”);

WHEREAS, RCC owns all of the issued and outstanding shares of RTC;

WHEREAS, concurrently herewith, pursuant to and on the terms and conditions contained in that certain Share Purchase Agreement (the “Purchase Agreement”), dated as of the date hereof between RFOC and GMAC LLC, a Delaware limited liability company (“GMAC”), RFOC is selling to GMAC, and GMAC is purchasing from RFOC, all of the 1020491 Shares and all of the RCC Shares owned by RFOC;

WHEREAS, certain ResCap employees currently perform duties that relate exclusively to RTC; and

WHEREAS, ResCap, pursuant to the terms and subject to the conditions set forth in this Agreement, is willing to make the services of certain ResCap employees available to RTC for a limited period of time through a leasing arrangment.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, ResCap and RTC agree as follows:

1. Leasing of Employees. ResCap agrees to lease to RTC, and RTC agrees to accept the services of, each Employee listed on Schedule 1 (the “Leased Employees”), for the period commencing as of the Closing Date and ending on March 31, 2009, or such earlier or later date as mutually agreed in writing by ResCap and RTC (the “Transition Period”). Schedule 1 may be modified after the date hereof to remove the name of a Leased Employee listed therein (i) by RTC if such Leased Employee, had he or she been an RTC employee, becomes terminable for “cause” in accordance with RTC’s normal employment practices and procedures, (ii) by RTC on two weeks’ written notice to ResCap that the Leased Employee’s services are no longer required; or (iii) by ResCap if such Leased Employee becomes terminable for “cause” in accordance with

ResCap’s normal employment practices and procedures or if such Leased Employee voluntarily terminates employment with ResCap. Each party agrees that any person removed from Schedule 1 in accordance with this Section 1 shall no longer be a Leased Employee under this Agreement.

2. Transition Period Employment and Benefits; Post-Closing Obligations.

(a) During the Transition Period: (i) any Leased Employee who is an ResCap employee on the date hereof shall, subject to Section 1, remain a ResCap employee during the Transition Period; (ii) ResCap shall be responsible for the payment and provision to the Leased Employees of all applicable wages, bonuses and commissions earned, and any severance or other amounts payable on termination of employment during the Transition Period, regardless of whether they are payable during or following the Transition Period, and each Leased Employee shall continue to participate in those Benefit Plans in which he or she participated immediately prior to the date hereof; (iii) ResCap shall be responsible for withholding all relevant employee paid taxes and other employee paid items, and filing all reports and maintaining all records in connection therewith; (iv) ResCap shall be responsible for for obtaining and maintaining appropriate Canadian VISA’s and/or work permits for Leased Employees; (v) Rescap agrees to repatriate a Leased Employee to his or her home jurisdiction prior to terminating the employment of such Leased Employee; and (vi) no Leased Employee shall be deemed for any purpose to be the agent, servant or employee of RTC or in the performance of his or her services hereunder. In this Agreement, “Benefits Plans”shall mean means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered to which ResCap is a party to or bound by or in which the Leased Employees participate in or under which ResCap has, or will have, any liability or contingent liability under or, pursuant to which payments are made, or benefits are provided to, or an entitlement to payments or benefits may arise with respect to any of the Leased Employees relating to retirement savings, pensions, bonuses, profit sharing, deferred compensation, incentive compensation, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, unemployment insurance benefits, employee loans, vacation pay, severance or termination pay or other benefit plan.

(b) ResCap shall retain all liabilities and obligations with respect to all of the Benefit Plans, and RTC shall not have any liability or obligation relating to any Benefit Plan.

(c) Prior to the end of the Transition Period, RTC may, in its discretion, offer employment to some or all of the Leased Employees, if any, with such offer to be effective immediately upon the first day following the end of the Transition Period (the “Hire Date”). The Leased Employees who accept such offers of employment and become employees of RTC effective on the Hire Date are referred to herein as “Hired Employees.” If any Leased Employee does not become a Hired Employee, either because RTC does not offer employment to the Leased Employee or because the Leased Employee does not accept RTC’s offer of employment, then ResCap shall be responsible for payment of termination and severance benefits, if any, to which the Leased Employee may become entitled under: any Benefit Plan; any employment, termination or other related agreement or arrangement; or applicable Law. ResCap shall in addition be responsible for the payment of any benefits, severance or otherwise, during the Transition Period, as provided in paragraphs (a) and (b) of this Section 2. ResCap retains all rights and obligations under the Benefit Plans with respect to Leased Employees, whether or not they are Hired Employees.

3. Services To Be Performed. During the Transition Period and subject to the terms of the Purchase Agreement, ResCap shall (a) direct, control and evaluate the manner and means of each such Leased Employee’s performance of services for RTC and (b) to the extent applicable, obtain from RTC periodic reviews of each such Leased Employee’s performance. RTC may direct ResCap regarding the services of the Leased Employees to be provided hereunder, including, without limitation, the work product to be completed, the result to be derived, the work assignments and the work locations. RTC may provide professional or technical supervision and direction to the Leased Employees. The Leased Employees shall perform services in a manner that is substantially the same as the manner in which such services were performed by the Leased Employees for RTC prior to the date hereof. ResCap employment policies will continue to apply to the Leased Employees. Except as provided in Section 1, RTC shall not terminate the leasing arrangements with respect to any Leased Employee during the Transition Period.

4. Compensation For Leased Employees. During the Transition Period, ResCap shall pay compensation and provide benefits to the Leased Employees. During the Transition Period, except as otherwise agreed in writing in advance by RTC, ResCap shall not (a) establish or increase any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, in each case applicable to the Leased Employees, or otherwise increase the compensation payable or to become payable to any Leased Employee, except in the ordinary course of business or as may be required under Law or (b) enter into any employment or severance agreement with any Employee that would be included in the Leasing Fee, or adopt or enter into any collective bargaining agreement affecting the Leased Employees, except as may be required by Law.

5. Leasing Fee.

(a) During the Transition Period, RTC shall pay to ResCap a monthly fee (the “Leasing Fee”). The Leasing Fee shall be pro rated for any partial calendar month occuring during the Transition Period, calculated as of the end of each calendar month in accordance with Schedule 2.

(b) ResCap shall invoice RTC on a monthly basis in arrears for the Leasing Fee incurred for such calendar month (or such other period mutually agreed between ResCap and RTC), which invoice shall contain commercially reasonable detail, together with such supporting documents as may be reasonably requested by RTC.

(c) RTC shall, within 30 days after receipt of the invoice (or such other period agreed by ResCap), pay the undisputed amount of the invoice to ResCap, as applicable, via wire transfer or automatic clearing house to the account designated by ResCap from time to time by written notice to RTC. RTC shall also give prompt written notice to ResCap of any amounts disputed. In the event of any such dispute, neither RTC’s payment nor ResCap acceptance of such payment shall waive either party’s rights hereunder against the other with respect to such charge.

6. Taxes And Compliance With Applicable Law. ResCap covenants that, during and with respect to the Transition Period, it shall (a) withhold all amounts that are required to be withheld under all Laws from amounts paid to any Leased Employee and pay such amounts to the appropriate applicable taxing authority, (b) comply in all material respects with any and all provisions of Law pertaining to the employment of the Leased Employees, and (c) maintain in full force and effect (i) any and all insurance and similar coverages that are required to be maintained by Law and (ii) general liability insurance applicable to Leased Employees, in each case on terms and in amounts no less favorable to ResCap than the terms of such insurance and coverages maintained by ResCap as of the date hereof.

7. Indemnification By ResCap.

(a) RTC ACKNOWLEDGES THAT RESCAP IS ENTERING INTO THIS AGREEMENT SOLELY AS AN ACCOMMODATION TO RTC AND THAT RESCAP IS NOT IN THE BUSINESS OF SUPPLYING EMPLOYEES TO PROVIDE SERVICES FOR COMPANIES OTHER THAN RESCAP. RTC AGREES THAT RESCAP SHALL HAVE NO RESPONSIBILITY FOR AND HAS MADE, AND MAKES, NO REPRESENTATIONS OR WARRANTIES OF WHATSOEVER NATURE, DIRECTLY OR INDIRECTLY, EXPRESS OR IMPLIED, REGARDING THE QUALITY, ADEQUACY, SUFFICIENCY OR COMPLETENESS OF THE SERVICES PROVIDED BY ANY LEASED EMPLOYEE.

(b) ResCap shall indemnify, defend and hold harmless each of RTC and its respective directors, officers, employees, agents, successors and assigns, from and against any and all liabilities, losses, damages, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of (i) the failure by ResCap to make any payment or provide any benefit to any Leased Employee during the Transition Period in accordance with its obligations pursuant to Section 2 hereof, or (ii) any breach by, or other failure to perform by, ResCap of its covenants and obligations pursuant to this Agreement; provided, however, that such indemnification set forth in clauses (i) and (ii) above shall be limited to the extent such breach or failure to perform results from a breach or failure to perform by RTC of its obligations under this Agreement, or from RTC’s termination of the leasing arrangements with respect to any Leased Employee during the Transition Period, as provided in Section 1; and provided, further, that in no event shall ResCap’s aggregate liability hereunder exceed the amounts received by ResCap pursuant to Section 5.

8. Indemnification By RTC. RTC shall indemnify, defend and hold harmless ResCap and its directors, officers, employees, agents, successors and assigns, from and against any and all liabilities, losses, damages, claims, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of (a) any action, inaction or omission of any Leased Employee which occurs after the Closing Date during the term of this Agreement, (b) any breach by, or other failure to perform by, RTC of its covenants and obligations pursuant to this Agreement, or (c) RTC’s decision to terminate the leasing arrangements with respect to any Leased Employee during the Transition Period, as provided in Section 1; provided, however, that such indemnification set forth in subsections (a) through (b) above shall be limited to the extent such breach or failure to perform results from a breach or failure to perform by ResCap of its obligations under this Agreement.

9. Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ITS AFFILIATES OR ANY OTHER PERSON OR ENTITY BY REASON OF THIS AGREEMENT FOR INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR DAMAGE TO OR LOSS OF USE OF ANY PROPERTY, ANY INTERRUPTION OR LOSS OF SERVICE OR ANY LOSS OF BUSINESS. NOTWITHSTANDING THE FOREGOING, IF ANY LIABILITIES, LOSSES, DAMAGES, CLAIMS, COSTS OR EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) ARISE WITH RESPECT TO OR AS A RESULT OF ANY ACTIONS, INACTIONS OR OMISSIONS OF THE LEASED EMPLOYEES OR RESCAP DURING THE TRANSITION PERIOD, RESCAP AND GMAC LLC SHALL MUTUALLY AGREE UPON AN ALLOCATION OF RESPONSIBILITY FOR SUCH LIABILITY, LOSS, DAMAGE, CLAIM, COST OR EXPENSE.

10. Miscellaneous.

(a) No Agency Relationship. Nothing in this Agreement shall create a relationship of agency, partnership, or employer/employee between ResCap and RTC, and it is the intent and desire of the parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers, joint employers or a relationship of employer/employee.

(b) Amendment and Assignment. This Agreement may not be amended except by an amendment signed by each party to this Agreement. ResCap may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of RTC, which consent shall not be unreasonably withheld. RTC may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of ResCap, which consent shall not be unreasonably withheld; provided, however, that RTC shall be permitted to assign or transfer any of its rights or obligations under this Agreement to a successor in interest to RTC that acquires all or substantially all of the assets and liabilities of RTC, including the obligations under this Agreement. Any purported or attempted assignment contrary to the terms hereof shall be null and void and of no force or effect.

(c) Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) Waiver. Any failure of a party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived in writing by the other party to this Agreement, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(e) Notices. All notices, requests, instructions or other documents (including Leased Employee supplements) to be given hereunder to ResCap or RTC shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:

If to ResCap:

Residential Capital, LLC

One Meridian Crossings, Suite 100

Minneapolis, Minnesota 55423

Attn: General Counsel

Telephone: (952) 857-6415

Facsimile: (952) 352-0586

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

P.O. Box 636

Wilmington, Delaware 19899-0636

Attn: Allison L. Land, Esq.

Telephone: 302.651.3180

Facsimile: 888.329.3021

If to RTC:

ResMor Trust Company

3250 Bloor Street West, East Tower, Suite 1400

Etobicoke, Ontario, Canada M8X 2X9

Attn: President

Telephone: (416) 734-3067

Facsimile: (866) 772-6175

With a copy to:

GMAC LLC

200 Renaissance Center

Mail Code 482-B09-B11

Detroit, Michigan 48265

Attn: General Counsel

Telephone: (313) 656-6128

Facsimile: (313) 566-0390

(f) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE.

(g) No Contract of Employment. Nothing in this Agreement shall be construed (i) as an employment contract between RTC and any Leased Employee or ResCap and any Leased Employee, (ii) as creating any contractual obligation enforceable by any Leased Employee against RTC or ResCap (iii) to alter, in any way, the terms of any Leased Employee’s employment with ResCap, or (iv) to prevent ResCap from making any decision regarding the continued employment of any Leased Employee, it being understood that ResCap’s employment at-will policy will continue to apply to any Leased Employee during the period of time in which the Leased Employee is leased to RTC.

(h) Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

(i) Entire Agreement. This Agreement, together with the Purchase Agreement and the other agreements entered into in connection therewith, set forth the entire understanding and agreement between the parties as to the matters covered in this Agreement and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement other than any other agreements executed in connection with the Agreement.

(j) No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party, including any Leased Employee or former employee of ResCap or any participant or beneficiary in any benefit plan, program or arrangement.

(k) No Conflict with Purchase Agreement. Nothing contained in this Agreement is intended to conflict with the terms and conditions of the Purchase Agreement and to the extent any such conflict exists, expressly or by implication, the terms of the Purchase Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

RESIDENTIAL CAPITAL, LLC

By:	/s/ James N. Young
Name:	James N. Young
Title:	Chief Financial Officer

RESMOR TRUST COMPANY

By:	/s/ Tracie Tesser
Name:	Tracie Tesser
Title:	President

SCHEDULE 1

LEASED EMPLOYEES

1.	Steve Bashmakov

2.	Taylor Cottam

SCHEDULE 2

LEASING FEE

1. Steve Bashmakov:	$37,500 per month

2. Taylor Cottam:	$20,833 per month